As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-178878

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Walker & Dunlop, Inc.

(Exact Name of Registrant as Specified in its charter)

Maryland	80-0629925
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

7501 Wisconsin Avenue
Suite 1200E
Bethesda, MD 20814
(301) 215-5500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William M. Walker
Chairman, President and Chief Executive Officer
7501 Wisconsin Avenue
Suite 1200E
Bethesda, MD 20814
(301) 215-5500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard M. Lucas	David W. Bonser
7501 Wisconsin Avenue	Hogan Lovells US LLP
Suite 1200E	555 Thirteenth Street, NW
Bethesda, MD 20814	Washington, DC 20004
(301) 215-5500	(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer of sale of the securities is not permitted.

Subject to Completion dated January 18, 2012

PROSPECTUS

11,381,573 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 11,381,573 shares of Walker & Dunlop, Inc. common stock by the selling stockholders identified in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We cannot predict when or in what amounts the selling stockholders may sell any of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “WD.” The last reported sale price of the common stock on January 17, 2012 was $12.08 per share.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 1 of this prospectus for a discussion of the risks that you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January     , 2012.

You should rely only on the information contained in this prospectus. To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should rely only on the information provided or information to which we have referred you, including any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the other documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation by Reference,” before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Statements contained or deemed to be incorporated by reference in this prospectus or any prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement being qualified in all respects by such reference. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Walker & Dunlop, Inc., a Maryland corporation, together with its consolidated subsidiaries. This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Fannie Mae, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the U.S. Department of Housing and Urban Development and the Government National Mortgage Association. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” are issuers or underwriters of the shares of common stock being offered hereby, play (or will play) any role in the offer or sale of the shares of common stock, or have any responsibility for the creation or contents of this prospectus. In addition, none of the trademark owners have or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the shares of common stock being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale of the shares of common stock offered hereby. You must understand that, if you purchase our common stock in this offering, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the common stock and the operation of our business will be against us (and/or, as may be applicable, any selling stockholder of such shares of common stock) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

WALKER & DUNLOP, INC.

We are one of the leading providers of commercial real estate financial services in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are owners and developers of commercial real estate across the country. We originate and sell loans through the programs of Fannie Mae and the Federal Home Loan Mortgage Corporation (“Freddie Mac,”™ and together with Fannie Mae, the government-sponsored enterprises, or the “GSEs”), the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”), with which we have long-established relationships. We retain servicing rights and asset management responsibilities on nearly all loans that we originate for GSE and HUD programs. We are approved as a Fannie Mae Delegated Underwriting and Servicing lender nationally, a Freddie Mac Program Plus™ lender in seven states, the District of Columbia and the metropolitan New York area, a HUD Multifamily Accelerated Processing lender nationally, and a Ginnie Mae issuer. We also originate and service loans for a number of life insurance companies, commercial banks and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker.

We fund loans for GSE and HUD programs, generally through warehouse facility financings, and sell them to investors in accordance with the related loan sale commitment, which we obtain prior to loan closing, and retain servicing rights on such loans. Proceeds from the sale of the loan are used to pay off the warehouse facility. The sale of the loan is typically completed within 45 days after the loan is closed. In cases where we do not fund the loan, we act as a loan broker and service some of the loans. Our originators who focus on loan brokerage are engaged by borrowers to work with a variety of institutional lenders to find the most appropriate loan instrument for the borrowers’ needs. These loans are then funded directly by the institutional lender and we receive an origination fee for placing the loan and a servicing fee for any loans we service.

In December 2010, we completed our initial public offering, pursuant to which we sold 6,666,667 shares and selling stockholders sold 3,333,333 shares of our common stock at a price per share of $10.00, resulting in gross proceeds to the Company of $66.7 million. The offering was completed on December 20, 2010.  We received net proceeds of $58.4 million from the initial public offering after deferred underwriting discounts and commissions and other accrued offering costs.  In connection with our IPO, we completed the formation transaction through which Walker & Dunlop, LLC became a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transaction, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who owned direct and indirect equity interests in Walker & Dunlop, LLC contributed their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. Our predecessor entities have historically operated as pass-through tax entities (partnerships, LLCs and S-corporations). Accordingly, our historical earnings have resulted in only nominal federal and state corporate level expense. The tax liability has been the obligation of our owners. Upon closing our initial public offering on December 20, 2010, our income became subject to both federal and state corporate tax.

On January 19, 2011, we issued an additional 221,292 shares of common stock at $10.00 per share upon the partial exercise of the overallotment option by the underwriters. We received net proceeds of approximately $2.1 million, net of underwriting discounts and commissions of approximately $0.2 million.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the factors discussed under “Item 1A. Risk Factors” contained in our Annual Report filed on Form 10-K for the year ended December 31, 2010 and our Quarterly Report filed on Form 10-Q for the three and nine months ended September 30, 2011, both of which are incorporated herein by reference, as well as other information contained or incorporated by reference in this prospectus. Each of these risks could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•                  the future of GSEs and their impact on our business;

•                  our growth strategy;

•                  our projected financial condition, liquidity and results of operations;

•                  our ability to obtain and maintain warehouse and other loan funding arrangements;

•                  availability of and our ability to retain qualified personnel and our ability to develop relationships with borrowers, key principals and lenders;

•                  degree and nature of our competition;

•                  the outcome of pending litigation;

•                  changes in governmental regulations and policies, tax laws and rates, and similar matters and the impact of such regulations, policies and actions;

•                  our ability to comply with the laws, rules and regulations applicable to us;

•                  trends in the commercial real estate finance market, interest rates, commercial real estate values, the credit and capital markets or the general economy; and

•                  general volatility of the capital markets and the market price of our common stock.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see “Risk Factors.”

USE OF PROCEEDS

We will not receive any proceeds from any sales of shares of our common stock from time to time by any selling stockholder named in this prospectus or in a prospectus supplement. The proceeds from the offering are solely for the account of the selling stockholders. We have agreed, however, to pay certain expenses relating to the registration of the shares of common stock under applicable securities laws.

SELLING STOCKHOLDERS

Up to 11,381,573 shares of our common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders. The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, as of January 17, 2012.  To our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationships with us or any of our predecessors other than as discussed in this prospectus.  For more information on such material relationships, see “Material Relationships with the Selling Stockholders.”  The information presented regarding the selling stockholders is based, in part, upon information provided to us by the selling stockholders.

We do not know when or in what amounts the selling stockholders may offer shares for sale, except that we understand certain selling stockholders have adopted or may in the future adopt prearranged Rule 10b5-1 stock trading plans allowing them to sell a portion of their shares over time as part of their financial, tax and/or estate planning.  We currently have no other agreements, arrangements or understandings with the selling stockholders regarding the sale by the selling stockholders of any of the shares covered by this prospectus.  The selling stockholders may sell all, a portion or none of their shares offered by this prospectus at any time.

The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of stock during the offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, information about the selling stockholders may change over time. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Any changed or new information given to us by the selling security holders will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of common stock. Percentage of beneficial ownership is based on 22,197,834 shares of common stock outstanding as of January 17, 2012.

	Beneficial Ownership Prior to Resale Offering (1)			Shares Offered Pursuant to this Prospectus (Maximum Number That May Be Sold)	Beneficial Ownership After Resale Offering(1)(2)
Selling Stockholder	Shares of Common Stock(2)		Percentage of Common Stock(3)	Shares of Common Stock	Shares of Common Stock	Percentage of Common Stock(3)

Column Guaranteed LLC (4)	5,295,454	(5)	23.9%	5,289,937	—	—
Edward Hermes (6)	19,411	(7)	*	18,087	—	—
Donna Mighty (6)	80,559	(8)	*	75,037	—	—
Howard W. Smith III (9)	1,407,131	(10)	6.3%	1,351,245	—	—
Mallory Walker (11)	2,189,307	(12)	9.9%	2,189,307	—	—
Taylor Walker	385,806	(13)	1.7%	385,806	—	—
William M. Walker (14)	1,959,474	(15)	8.8%	1,885,341	—	—
Richard Warner (16)	163,575	(17)	*	92,232	—	—
Deborah A. Wilson (18)	118,165	(19)	*	76,494	—	—
Michael Yavinsky (20)	18,087	(21)	*	18,087	—	—

*	Represents less than 1.0% of the common stock outstanding as of January 17, 2012.
(1)

Based on 22,197,834 shares of our common stock outstanding at January 17, 2012, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of options or other rights.

(2)

Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering.

(3)

This registration statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.

(4)

Column Guaranteed LLC is an indirect subsidiary of Credit Suisse (USA), Inc. a Delaware holding company. Decisions regarding the voting or disposition of the shares of common stock of the Company owned by Column Guaranteed LLC would be made by management and various other professionals within Credit Suisse Securities (USA) LLC (“Credit Suisse”) and its affiliates. As of the date hereof, Edmund F. Taylor, a Managing Director of Credit Suisse, may be deemed to have voting or dispositive power over these shares. Mr. Taylor disclaims beneficial ownership of these shares. The principal business address for Credit Suisse, is Eleven Madison Avenue, New York, New York 10010. See also “Material Relationships with the Selling Stockholders.”

(5)

Represents 5,289,937 shares of common stock received pursuant to the Company’s formation transactions and 5,517 shares granted to Edmund F. Taylor, the Column Guaranteed LLC designee for director, elected at the 2011 annual meeting of stockholders. Pursuant to an arrangement with Credit Suisse, any director compensation received by Mr. Taylor while he is employed by Credit Suisse or an affiliate, including the foregoing shares, is paid over to or held for the benefit of Credit Suisse or an affiliate thereof.

(6)	Current employee.
(7)	Represents 18,087 shares of common stock received pursuant to the Company’s formation transactions and 1,324 shares of restricted stock (reflects tax withholding of 176 shares) granted by the Company.
(8)	Represents 75,037 shares of common stock received pursuant to the Company’s formation transactions and 5,522 shares of restricted stock (reflects tax withholding of 293 shares) granted by the Company.
(9)	Executive Vice President and Chief Operating Officer. See also “Material Relationships with the Selling Stockholders.”
(10)

Represents 1,351,245 of the 1,371,245 shares of common stock received pursuant to the Company’s formation transactions and 55,886 shares of restricted stock granted by the Company. On January 3, 2012, Mr. Smith sold 20,000 shares received in the formation transactions pursuant to a prearranged Rule 10b5-1 stock trading plan.

(11)	Former Chairman of predecessor entities. See also “Material Relationships with the Selling Stockholders.”
(12)	Represents 2,189,307 shares of common stock received pursuant to the Company’s formation transactions.
(13)	Represents 385,806 shares of common stock received pursuant to the Company’s formation transactions.
(14)	Chairman, President and Chief Executive Officer. See also “Material Relationships with the Selling Stockholders.”
(15)

Represents 1,885,341 of the 1,891,939 shares of common stock received pursuant to the Company’s formation transactions, 10,100 shares of common stock purchased in the open market at market prices on various dates and 64,033 shares of restricted stock (reflects tax withholding of 5,825 shares) granted by the Company. On January 17, 2012, Mr. Walker sold 6,598 shares received in the formation transactions pursuant to a prearranged Rule 10b5-1 stock trading plan.

(16)	Executive Vice President and Chief Credit Officer. See also “Material Relationships with the Selling Stockholders.”
(17)

Represents 92,232 shares of common stock received pursuant to the Company’s formation transactions, 30,000 shares of restricted stock granted to Mr. Warner’s spouse and 41,343 shares of restricted stock (reflects tax withholding of 3,906 shares) granted by the Company.

(18)	Executive Vice President, Chief Financial Officer and Treasurer. See also “Material Relationships with the Selling Stockholders.”
(19)

Represents 76,494 shares of common stock received pursuant to the Company’s formation transactions and 41,671 shares of restricted stock (reflects tax withholding of 3,578 shares) granted by the Company.

(20)	Former employee
(21)	Represents 18,087 shares of common stock received pursuant to the Company’s formation transactions.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit selling stockholders to conduct public secondary trading of such common stock from time to time after the date of this prospectus. We will not receive any proceeds from the sale of shares of our common stock from time to time by any selling stockholder pursuant to this prospectus. The aggregate proceeds received by the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold or otherwise distributed from time to time:

•                  directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•                  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock (these discounts, concessions or commissions may be less than or in excess of those customary in the types of transactions involved).

Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders from time to time identified as or affiliated with registered broker-dealers participating in the sale or distribution of the common stock from time to time are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the Securities by such selling stockholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to such prevailing market prices;

•                  varying prices determined at the time of sale; or

•                  otherwise negotiated prices or without cash consideration.

These sales may be effected in one or more transactions:

•                  on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  in transactions other than on such exchanges or services or in the over-the-counter market;

•                  through the writing of options, whether such options are listed on an options exchange or otherwise;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  through the settlement of short sales;

•                  broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•                  through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•                  through any combination of the foregoing; or

•                  any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•                  engage in short sales of the common stock in the course of hedging their positions;

•                  sell the common stock short and deliver the common stock to close out short positions;

•                  loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•                  enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•                  enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common stock offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders, except that we understand certain selling stockholders have adopted or may in the future adopt prearranged Rule 10b5-1 stock trading plans allowing them to sell a portion of their shares over time as part of their financial, tax and/or estate planning.

Our common stock is listed on the NYSE under the symbol “WD.”

There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot determine whether any such selling stockholder will transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Underwriters, dealers or agents may be authorized to solicit offers by certain institutional investors to purchase the common stock from the selling stockholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•                  commercial and savings banks;

•                  insurance companies;

•                  pension funds;

•                  investment companies; or

•                  educational and charitable institutions.

If and to the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

On December 20, 2010, we issued 14,741,504 shares of our common stock as part of the formation transactions completed concurrently with our initial public offering. In connection with the formation transactions, we entered into a registration rights agreement with regard to 11,408,171 shares (of which 11,381,573 remain registrable) of our common stock issued in connection with our formation transactions to former direct and indirect equity holders of Walker & Dunlop, LLC, including certain of our executive officers and directors, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we have granted such holders and their direct and indirect transferees demand registration rights to have the registrable shares registered for resale, which registration statement must remain effective for the shorter of two years or until the date on which all of the registrable shares have been sold. In addition to demand registration rights, certain holders received tag along rights whereby they have the right to have their shares registered if other persons with registration rights register their shares or if the company proposes to file a registration statement in connection with an underwriting offering. The right to keep a registration statement effective shall cease to apply on the earlier of (1) the date that is two years after the date the SEC declares effective a registration statement covering the registrable shares, (2) the date on which all of the registrable shares can be sold pursuant to Rule 144 without any volume limitations or other restrictions on transfer or (3) the date on which such holders sell all of the registrable securities under a registration statement covering the registrable shares.

Notwithstanding the foregoing, we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods, referred to as “blackout periods.”

We will bear all of the costs and expenses incident to our registration requirements under the registration rights agreement, including, without limitation, all registration, filing and stock exchange or Financial Industry Regulatory Authority fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us and one counsel retained by the selling stockholders. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof.

MATERIAL RELATIONSHIPS WITH THE SELLING STOCKHOLDERS

Column Indemnification Agreements

In January 2009, W&D, Inc., its affiliate Green Park Financial Limited Partnership (together with W&D, Inc., the “GPF Parties”) and Column Guaranteed LLC (“Column”), an affiliate of Credit Suisse Securities (USA) LLC (“Credit Suisse”), contributed their assets to a newly formed entity, Walker & Dunlop, LLC, in exchange for which Column received a 35% interest in Walker & Dunlop, LLC. In connection with the Column transaction, the GPF Parties, Walker & Dunlop, LLC and Column entered into an agreement, dated January 30, 2009, (the “Column Transaction Agreement”) pursuant to which the GPF Parties and Column agreed to provide indemnification for certain matters. Each of the GPF Parties and Column agreed to indemnify Walker & Dunlop, LLC and its related parties against any damages or expenses that might be incurred from (i) the breach of certain representations and warranties, covenants or agreements of the indemnifying party contained in the Column Transaction Agreement or related documents, (ii) a request or requirement by a third-party that Walker & Dunlop, LLC repurchase a loan originated by Column or the GPF Parties, as applicable, and (iii) any liability with respect to assets and liabilities of Column or the GPF Parties, as applicable, that were specifically excluded by the terms of the Column Transaction Agreement. Liability is capped at $10 million for each party, subject to certain exceptions. The cap does not apply to certain excepted warranties or to breaches based on claims not based solely on an asserted breach of a representation or warranty, including claims related to a third party request or requirement that Walker & Dunlop, LLC repurchase a loan originated by a Column or GPF Party, as applicable.

On February 17, 2010, Capital Funding Group, Inc. (“Capital Funding”) filed a lawsuit in the state Circuit Court of Montgomery County, Maryland against Walker & Dunlop, LLC, our wholly owned subsidiary, for alleged breach of contract, unjust enrichment and unfair competition arising out of an alleged agreement that Capital Funding had with Column to refinance a large portfolio of senior healthcare facilities located throughout the United States.

To provide for greater certainty regarding Column’s indemnification obligations before the resolution of this litigation and to cap our total loss exposure, we secured a further agreement from Column in November 2010 confirming that it will indemnify us for any liabilities that arise as a result of this litigation. As part of this further indemnification agreement, in the event Column is required to pay us for any liabilities under the Capital Funding litigation that it otherwise would not have been obligated to pay under the Column Transaction Agreement, we will indemnify Column for an amount up to $3.0 million. Also as part of this further indemnification agreement, William Walker, our Chairman, President and Chief Executive Officer, and Mallory Walker, former Chairman and current stockholder, in their individual capacities, agreed that if Column is required to indemnify us under this agreement and otherwise would not have been obligated to pay such amounts under the Column Transaction Agreement, Messrs. William Walker and Mallory Walker will pay any such amounts in excess of $3.0 million but equal to or less than $6.0 million. As a result of this agreement, we will have no liability or other obligation for any damage amounts in excess of $3.0 million arising out of this litigation. As a result of the indemnification claim procedures described above, we may be required to bear the significant costs of the litigation and any adverse judgment unless and until we are able to prevail on our indemnification claim.

After the initial case was dismissed without prejudice, Capital Funding filed an amended complaint. In November, 2011, the Circuit Court of Montgomery County rejected our motion to dismiss the amended complaint and the case is currently in the discovery stage.

As a result of the formation transactions completed in connection with our initial public offering in December 2010, the GPF Parties became our wholly owned subsidiaries.

Additional information concerning the Column indemnification agreements and the Capital Funding litigation is provided in “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on April 29, 2011, and in “Legal Proceedings” in our Annual Report filed on Form 10-K for the year ended December 31, 2010, and our Quarterly Report filed on Form 10-Q for the three and nine months ended September 30, 2011.

Stockholders Agreement

See “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on April 29, 2011, for a description of the stockholders agreement pursuant to which we agreed to nominate one Column designee, Edmund Taylor, for election as director, and William Walker and Mallory Walker agreed to vote their shares of common stock for the Column designee at the 2011 annual meeting of stockholders and at any special meeting of stockholders at which directors are to be elected that occurs within six months after the expiration of Column’s lock-up. In addition, if William Walker and/or Mallory Walker propose to sell their shares of common stock in a private transaction where the number of shares proposed to be sold exceed 10% of the total outstanding shares of common stock of the Company, the Walkers have agreed to permit Column to participate as a selling stockholder in such transaction, subject to certain conditions. Similarly, Column has agreed to permit Mallory Walker to participate in such a transaction if Column is the selling party, subject to certain limitations and conditions.

Tax Advances and Loans Prior to our Initial Public Offering

See “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on April 29, 2011, for a description of the tax advances provided by our predecessor to its members and a description of certain loans made to our executives. All outstanding advances and loans were repaid in full prior to our initial public offering.

Underwriting of our Initial Public Offering

Credit Suisse served as one of the co-managers of our initial public offering in December 2010, and received underwriting discounts, commissions and fees.

Co-Broker Fees

Credit Suisse acted as co-broker for certain HUD-related financings closed by the Company (or its predecessors) in 2009, 2010 and 2011.

Commercial Real Estate Funds

See “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on April 29, 2011, for a description of our relationship with Walker & Dunlop Fund Management, LLC, of which William Walker is the sole member, and our relationship with Walker & Dunlop Multifamily Equity I, LLC, in which members of the Walker family own membership interests.

DESCRIPTION OF CAPITAL STOCK

General

Our charter provides that we may issue up to two hundred million (200,000,000) shares of common stock, $0.01 par value per share, and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of our common stock are not deposits or other obligations of any bank, an insurance policy of any insurance company or insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

Voting Rights of Common Stock

Except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Under the Maryland General Corporation Law (“MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of the votes entitled to be cast on the matter. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity if all of the equity interests of which are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without the approval of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefore. If we fail to pay dividends on any shares of our preferred stock, if any are then outstanding, generally we may not pay dividends on or repurchase shares of our common stock. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company and the preferential amounts owing with respect to any outstanding preferred shares.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights, unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Holders of shares of our common stock will have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of our common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock with respect to dividends, distributions or rights upon liquidation. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise be in the best interests of the stockholders. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is BNY Mellon Shareowner Services.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL nor more than 15. We have eight directors. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•                  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approve in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year prohibition, any business combination between the company and an interested stockholder must be recommended by the board of directors and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                  a classified board;

•                  a two-thirds stockholder vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, which removal will be allowed only for cause, (ii) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (iii) require, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our directors then in office, the written request of stockholders entitled to cast no less than a majority of all votes entitled to be cast at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and indemnification of directors and officers) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of all votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders holding not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•                  pursuant to our notice of the meeting;

•                  by or at the direction of our board of directors; or

•                  by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•                  pursuant to our notice of the meeting;

•                  by or at the direction of our board of directors; or

•                  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice provisions set forth in, and provided information and certificates required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The business combination statute, control share acquisition statute, the provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to:

•                  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of common stock offered hereby by us and by the selling stockholders will be passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Walker & Dunlop, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.walkerdunlop.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock that the selling stockholders propose to sell in this offering. For further information with respect to our company and the shares of common stock to be sold by the selling stockholders pursuant to this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Copies of the registration statement, including the exhibits and schedules to the registration statement, and any of our annual, quarterly and current reports or proxy statements and other information may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of this registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You may refer to the registration statement, exhibits and schedules for more information about us and the securities.  The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is deemed to be part of this prospectus from the date we file that document, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•                            Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 30, 2011;

•                            Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed on May 13, 2011, August 12, 2011, and November 10, 2011, respectively;

•                            Current Reports on Form 8-K filed on June 8, 2011, June 28, 2011, July 5, 2011, July 25, 2011, and November 30, 2011;

•                            Definitive Proxy Statement on Schedule 14A, filed on April 29, 2011; and

•                            the description of our common stock contained in the Registration Statement on Form 8-A, filed on December 9, 2010, which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (Reg. No. 333-168535), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You should rely only on the information contained in this document or that information to which this prospectus has referred you. Neither we nor the selling stockholders have authorized anyone to provide you with any additional information.

The documents incorporated by reference into this prospectus are available from us and upon request. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for such copies should be directed to the following:

Walker & Dunlop, Inc.

Attn.: Richard M. Lucas, Executive Vice President, General Counsel and Secretary

7501 Wisconsin Avenue, Suite 1200E

Bethesda, MD 20814

(301) 215-5500

Except as expressly provided above, no other information, including information on our web site, is incorporated by reference into this prospectus.

11,381,573 Shares

Walker & Dunlop, Inc.

Common Stock

PROSPECTUS

January    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the common stock being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission Registration Fee	$16,222
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	50,000
Miscellaneous	5,000

Total	$86,222

Item 15. Indemnification of Directors and Officers

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We currently maintain liability insurance for our directors and executive officers, which is available to them in accordance with its terms.

We have entered into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit
Number	Description

3.1

Articles of Amendment and Restatement of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-168535) filed on December 1, 2010)

3.2

Amended and Restated Bylaws of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-168535) filed on December 1, 2010)

5.1 *	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered

23.1 **	Consent of KPMG LLP

23.2 *	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1 *	Power of Attorney for Alan J. Bowers

24.2 *	Power of Attorney for Mitchell M. Gaynor

24.3 *	Power of Attorney for Cynthia A. Hallenbeck

24.4 *	Power of Attorney for John Rice

24.5 *	Power of Attorney for Dana L. Schmaltz

24.6 **	Power of Attorney for Howard W. Smith

*: Previously filed.

**: Filed herewith.

Item 17. Undertakings

(a)                        The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B and relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(b)                       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on January 18, 2012.

Walker & Dunlop, Inc.

By:	/s/ WILLIAM M. WALKER
	Name:	William M. Walker

	Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 18, 2012.

Signature		Title

/s/ WILLIAM M. WALKER		Chairman, President and Chief Executive Officer (principal executive officer)
William M. Walker

/s/ DEBORAH A. WILSON		Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)
Deborah A. Wilson

*		Executive Vice President, Chief Operating Officer and Director
Howard W. Smith, III

*		Director
Alan J. Bowers

*		Director
Mitchell M. Gaynor

*		Director
Cynthia A. Hallenbeck

*		Director
John Rice

*		Director
Dana L. Schmaltz

/s/ EDMUND F. TAYLOR		Director
Edmund F. Taylor

*By:	/s/ Richard M. Lucas
Richard M. Lucas
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1

Articles of Amendment and Restatement of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-168535) filed on December 1, 2010)

3.2

Amended and Restated Bylaws of Walker & Dunlop, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-168535) filed on December 1, 2010)

5.1 *	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered

23.1 **	Consent of KPMG LLP

23.2 *	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1 *	Power of Attorney for Alan J. Bowers

24.2 *	Power of Attorney for Mitchell M. Gaynor

24.3 *	Power of Attorney for Cynthia A. Hallenbeck

24.4 *	Power of Attorney for John Rice

24.5 *	Power of Attorney for Dana L. Schmaltz

24.6 **	Power of Attorney for Howard W. Smith

*: Previously filed.

**: Filed herewith.